UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
__________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 23, 2006
__________________________

INTEGRATED HEALTHCARE HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

__________________________

Nevada	0-23511	87-0412182
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

1301 North Tustin Avenue
Santa Ana, California 92705
(Address of Principal Executive Offices) (Zip Code)

(714) 953-3503
(Registrant’s telephone number,
including area code)

(Former Name or Former Address, if Changed Since Last Report)
__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)  On September 23, 2006, Dr. Jaime Ludmir resigned from the Board of Directors of Integrated Healthcare Holdings, Inc. (the “Company”), effective immediately.

(c)  On September 28, 2006, the Board of Directors elected Dr. Ajay G. Meka to serve as a director of the Company to fill the vacancy on the Board created by Dr. Ludmir’s resignation. Dr. Meka was also elected Chairman of the Board of the Company, replacing Dr. Anil Shah as Chairman.

Dr. Meka, 56 years old, is a practicing physician in Orange County, California. He has been a licensed physician in California since 1983 and is Board Certified in Internal Medicine. Dr. Meka received his medical degree from Guntur Medical College in Gunter, India. He performed his post graduate training at Brooklyn Jewish Hospital and Coney Island Hospital, both in Brooklyn, New York.

Dr. Meka is a co-manager and approximately 12% member of the Company’s largest shareholder, Orange County Physicians Investment Network, LLC (“OCPIN”). He is also an indirect owner of Pacific Coast Holdings Investments, LLC (“PCHI”), which leases to the Company certain of its hospital facilities pursuant to a Triple Net Lease dated March 7, 2005.

As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the Company has engaged in various transactions since January 1, 2005 with OCPIN and PCHI. On January 28, 2005, the Company entered into a Stock Purchase Agreement with OCPIN, pursuant to which OCPIN agreed to invest in the Company. On March 7, 2005, upon acquisition of the Company’s four hospital facilities, the Company transferred its rights to all of the fee interests in the hospital facilities to PCHI. On or about June 16, 2005, the Company entered into a First Amendment to the Stock Purchase Agreement, pursuant to which the Company extended certain of OCPIN’s financing commitments under the Stock Purchase Agreement. On or about October 31, 2005, the Company entered into a Second Amendment to the Stock Purchase Agreement, which further amended OCPIN’s financing commitments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED HEALTHCARE HOLDINGS, INC.

Date: October 4, 2006	By:	/s/ Bruce Mogel
Bruce Mogel Chief Executive Officer